EXHIBIT 99.2

    Family Dollar Announces Authorization to Purchase $150 Million
                           of Common Stock

           Company also Declares Regular Quarterly Dividend

    MATTHEWS, N.C.--(BUSINESS WIRE)--Nov. 5, 2007--Family Dollar Stores, Inc. (NYSE: FDO) announced that the Company's Board of Directors has authorized the Company to purchase from time to time, as market conditions warrant, an additional $150 million of the Company's common stock. The purchases could be made in the open market, in private transactions, or otherwise. The Company expects to fund the stock repurchase with cash from operations.

    "We continue to believe that our stock is an attractive investment and that our share repurchase program builds value for shareholders," said Howard Levine, Chairman and CEO.

    The Company initiated its share repurchase program in October 2002. During the fiscal year ending September 1, 2007, the Company purchased in the open market approximately 8.2 million shares of the Company's common stock at a cost of about $257.5 million. In September 2007, the Company purchased the remaining 2.9 million shares available under previous authorizations.

    Family Dollar also announced that the Company's Board of Directors had declared a regular quarterly cash dividend on the Company's Common Stock of $.11-1/2 per share, payable January 15, 2008, to shareholders of record at the close of business on December 14, 2007.

    About Family Dollar

    Operating small store locations, Family Dollar is one of the fastest growing discount retail chains in the United States. Family Dollar offers a core assortment of name-brand and quality consumable merchandise supplemented by fashion and seasonal merchandise at everyday low prices.

    Beginning with one store in 1959 in Charlotte, North Carolina, the Company currently operates more than 6,400 stores in 44 states. Family Dollar Stores, Inc., a Fortune 500 company, is based in Matthews, North Carolina, just outside of Charlotte and is a publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

    CONTACT: Family Dollar Stores, Inc.
             INVESTOR CONTACT:
             Kiley F. Rawlins, CFA, 704-849-7496
             krawlins@familydollar.com
             or
             MEDIA CONTACT:
             Josh Braverman, 704-814-3447
             jbraverman@familydollar.com